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   Exhibit 3 - Resolution of the IBM Board of Directors dated April 30, 2002.


     RESOLVED, that the Board of Directors hereby authorizes the Corporation to continue to issue all Securities previously authorized under resolutions dated February 29, 2000, which Securities have been registered with the United States Securities and Exchange Commission under Registration Statement 333-37034. This authorization will continue in effect until such time as all Securities under Registration Statement 333-37034 have been issued.